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                                                                    EXHIBIT 99.8



MERRILL LYNCH & CO.
Merrill Lynch, Pierce, Fenner & Smith
            Incorporated

  as U.S. Representative of the several U.S. Underwriters
c/o Merrill Lynch & Co.
Merrill Lynch, Pierce Fenner & Smith
            Incorporated

North Tower
World Financial Center
New York, New York 10281-1209

Merrill Lynch Fast East Limited
  as International Representative of the
    several International Underwriters
c/o Merrill Lynch Far East Limited
18/F Asia Pacific Finance Tower
3 Garden Road
Central, Hong Kong


Dear Sirs,

              (1) Re: Ctrip.com (Hong Kong) Limited (the "Company")

We are a firm of solicitors qualified to practise the law of the Hong Kong Special Administrative Region of the People's Republic of China ("Hong Kong") and have been instructed by the Company to give certain opinions in respect of the documents listed in Exhibit "A" and the English translation of the form of such documents attached as Exhibit "B" (collectively the "Transaction Documents") and other matters.

The opinions expressed herein are confined to and given on the basis of the laws of Hong Kong currently in force as applied by the courts of Hong Kong at the date hereof and our understanding of public policy in Hong Kong as at the date hereof. We have not made any investigation or enquiry of, and we do not express or imply any opinion as to, the laws of any jurisdiction other than Hong Kong. These opinions are to be governed by and construed in accordance with the laws of Hong Kong.


A.   DOCUMENTS

In rendering these opinions, we have examined originals or copies, certified or otherwise, of the following documents:

(a) the Transaction Documents and the English translation of the form of the Transaction Documents;


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(b)  the Certificate of Incorporation of the Company;

(c)  the Memorandum and Articles of Association of the Company;

(d)  the Business Registration Certificate of the Company;

(e) a Certificate of Director dated -- executed by Mr. Nanpeng SHEN as a director of the Company (the "Certificate");

(f)  the Register of Members of the Company;

(g)  the Register of Directors of the Company; and

(h) copy of the minutes of meeting of directors of the Company dated 10 September 2003 (the "Minutes").

We have also examined such other laws, regulations, records, documents, certificates and instruments as we have deemed relevant or necessary for the purpose of giving these opinions.


B.   SEARCHES

We have conducted or arranged to conduct the following searches in respect of the Company:

(a)  company search at the Companies Registry made on [  ] November 2003;

(b) winding up search at the Official Receiver's Office made on [ ] November 2003; and

(c)  court search at the High Court Registry made on [  ] November 2003.


C.   ASSUMPTIONS

In giving these opinions, we have assumed the following:

(a) All signatures on all documents (whether originals or copies) reviewed by us are genuine;

(b) All documents submitted to us as originals are authentic and all documents submitted to us as copies conform with the originals of such documents;

(c) All factual representations contained in all documents (including without limitation the Certificate) submitted to us are accurate and complete, and, save in respect of the Transaction Documents, all such documents are valid and subsisting;

(d)  (i)   The Transaction Documents have been executed and delivered by the relevant officer of the Company in the manner authorised by the Company on 10 September 2003;


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     (ii)  All parties to the Transaction Documents (except the Company) have the power and authority to enter into, execute, deliver and perform the Transaction Documents in accordance with their respective terms and the Transaction Documents have been duly authorized, executed and delivered by or on behalf of such parties and are binding on and constitute legal, valid and enforceable obligations of such parties; moreover, the rights and obligations expressed in or implied by the Transaction Documents to be conferred on and assumed by such parties are within their statutory powers and authorities;

     (iii) The translation of the form of the Transaction Documents into English is true and accurate and there is no material difference in meaning between the English translation provided to us and the original Chinese version of the Transaction Documents;

(e) The choice of the laws of the People's Republic of China (the "PRC") as the governing law of the Transaction Documents or the choice of international legal principles and practices in respect of matters not covered by formally published and publicly available laws of the PRC has been made by all parties in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the PRC as a matter of the laws of the PRC and by all other courts under all other relevant laws (other than the laws of Hong Kong);

(f) Each of the Transaction Documents is valid and enforceable in accordance with the laws of the PRC;

(g) There is no contractual or other prohibition (other than as may arise by virtue of the laws of Hong Kong) binding on the Company or on any other party prohibiting it from entering into and performing its obligations under the Transaction Documents;

(h) All governmental approvals, licences and consents required otherwise than under the laws of Hong Kong to permit each party (except with respect to the Company) to the Transaction Documents to enter into, execute its rights under and perform the obligations expressed to be assumed by it in the relevant Transaction Documents have been obtained and remain in full force and effect, or where the same can only be obtained at the time of exercise of such rights or the performance of such obligations that the same will be duly obtained;

(i) The information disclosed by the searches at the Companies Registry, the Official Receiver's Office, and the High Court Registry described in Part B of this letter is true, complete and up to date and such information has not since the dates and times of the respective searches been altered and such searches disclosed all information which had been delivered or sent electronically for registration or filing (as the case may be) up to the date of the searches;

(j) the Minutes have not been revoked or superseded by subsequent resolutions of the directors of the Company in respect of the relevant subject matter;

(k) No change has been made to the Memorandum and Articles of Association of the Company provided to us for inspection; and


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(l)  Insofar as any obligation under the Transaction Documents is to be performed in any jurisdiction outside Hong Kong, its performance will not be illegal or ineffective by virtue of the laws of any such jurisdiction (as to which we do not express an opinion).


D.   OPINIONS

Based upon and relying upon the foregoing, and subject to the comments, reservations and qualifications stated below, we are of the following opinions:

(a) The Company was duly incorporated on 11 June 1999 as a private company with limited liability and is validly existing under the laws of the Hong Kong. No steps have been or are being taken and no order or resolution has been made or passed to appoint a receiver, liquidator or similar officer of, or to wind up or dissolve the Company.

(b) The Company has the capacity and powers to own the assets and to carry on the businesses as conducted by it and the Memorandum and Articles of Association of the Company do not contain any restriction against the Company owning such assets or carry on such businesses.

(c) The Company holds a valid Business Registration Certificate issued by the Commissioner of Inland Revenue which certificate is required under the laws of Hong Kong for carrying on business in Hong Kong.

(d) All of the issued shares in the authorized capital of the Company have been duly and validly authorized and issued and are fully paid, non-assessable and are owned directly or indirectly by Ctrip.com International, Ltd., a Cayman Islands company, free and clear of all liens, encumbrances, equities or claims.

(e) All consents, approvals, authorizations, orders, registrations and qualifications required of the Company in Hong Kong for the execution, delivery and performance of the Transaction Documents by the Company in Hong Kong, if applicable, have been made or unconditionally obtained in writing and no such consent, approval, authorization, order, registration or qualification has been withdrawn or is subject to any condition precedent which has not been fulfilled or performed.

(f) If any action or proceeding is brought in a Hong Kong court to enforce any of the Transaction Documents and if, notwithstanding the fact that such Transaction Document is expressed to be governed by and interpreted in accordance with the laws of the PRC, such court, contrary to such expression, were to apply the laws of Hong Kong to govern and interpret the Transaction Document (whether because such court were to find the laws of Hong Kong to be the proper laws of the Transaction Document or because the laws of the PRC were not proven in that action or proceeding), the Transaction Document would constitute the legal, valid and binding agreement of the Company and would be enforceable against the Company in accordance with its terms.

(g) The execution and delivery of each of the Transaction Documents to which the Company is a party and the compliance by the Company with all of the provisions of each of the Transaction Documents to which the Company is a party will not


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     contravene or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument which are governed by the law of Hong Kong to which the Company is a party or by which the Company is bound or to which any of the properties or assets of the Company is bound or to which any of the properties or assets of the Company is subject, nor will such actions result in any violation of the charter, by-laws or any other constituent document of the Company or any Hong Kong statute, or any order, rule or regulation of any court or governmental agency or body in Hong Kong having jurisdiction over the Company.

(h) Under current Hong Kong laws and regulations, there are no restrictions against the Company paying dividends which have been declared and payable on the shares of the Company to the shareholders of the Company in United States dollars or in any other currency except as may be stated in the Shareholders Agreement of Ctrip.com International, Ltd. dated 27 August 2003.

(i) The statements attached hereto as Exhibit "C" to be inserted under "Enforceability of Civil Liabilities" in the prospectuses relating to the offer of American Depositary Shares of Ctrip.com International, Ltd. in or about [ ] 2003, insofar as they purport to describe the provisions of Hong Kong laws and documents referred to therein, are accurate, complete and fair summaries thereof.


E.   RESERVATIONS

Our opinions herein are subject to the following comments, reservations and qualifications:

(a) No opinion is given in respect of any consent, approval, authorization, order, registration and qualification required by the Company in respect of the Transaction Documents.

(b) Notice of a winding up order made or resolution passed or a receiver appointed may not be filed at the Companies Registry or the Official Receiver's Office immediately and there may therefore be a delay in the relevant notice appearing in the records in respect of the Company kept by the said registry and office.

(c) The term "enforceable" as used above means that the obligations assumed by the Company under the Transaction Documents are of a type which the Hong Kong courts enforce. It does not mean that these obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

     (i) enforcement may be limited by general principles of equity, and in particular the remedies of injunction and specific performance are discretionary and will not be normally ordered by the court in respect of an obligation where damages would be an adequate remedy;

     (ii) enforcement may be limited by laws from time to time in effect relating to insolvency, bankruptcy, liquidation, receivership, re-organisation, moratoria, court schemes or other similar laws affecting generally the enforcement of creditors rights;

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     (iii) claims may be time-barred or become subject to defences of set-off or counterclaim;

     (iv) upon a future application by any party to enforce any of the Transaction Documents, a Hong Kong court may consider the then prevailing public policy of Hong Kong in determining the enforceability of such Transaction Documents at such time;

     (v) where obligations are to be performed in a jurisdiction outside Hong Kong, they may not be enforceable in Hong Kong to the extent that performance would be illegal or contrary to public policy under that jurisdiction; and

     (vi) the enforceability of the Transaction Documents may be limited by the provisions of Hong Kong law applicable to contracts held to have been frustrated by events happening after their execution.

     Moreover, for the purposes of our opinions in paragraphs D(f) above, the term "binding" is used in the context of a theoretical future action or proceeding and, in such context, has a meaning similar to "enforceable" and accordingly our above qualifications as to the term "enforceable" also apply to the term "binding" as used in the said opinions.

(d) Under subsection 6(6) of the Business Registration Ordinance (Cap. 310), the issue of a business registration certificate in respect of any business does not deem to imply that the requirements in any law in relation to such business or to persons carrying on the same or employed therein have been complied with.

(e) The term "to the best of our knowledge" as used in these opinions means that we have not made any investigation or enquiry on the subject matter and that "knowledge" means only actual knowledge and not otherwise.

(f) The effectiveness of terms exculpating a party from a liability or duty otherwise owed are limited by law.

(g) Failure to exercise a right may operate as a waiver of that right notwithstanding any "no waiver" provisions contained in any of the Transaction Documents and a court will determine in its discretion whether or not an illegal, invalid or unenforceable provision may be severed notwithstanding any "severability" provisions contained in any of the Transaction Documents.

(h) The freedom of parties to choose the governing law of a contract is subject to the following limitations:

     (i) the choice of law must be legal, bona fide and must bear some objective relation to the contract and must not be contrary to public policy;

     (ii) when the parties choose the laws of a jurisdiction to evade the application of a legal system with which the contract is objectively connected, the choice of law may be disregarded; and


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     (iii) claims based on tort (e.g. fraud), as opposed to contract, will be governed by the law of the place where the tort was committed, rather than by the law of the place designated in the contract.

(i) The courts in Hong Kong may stay proceedings if current proceedings are being brought elsewhere.

(j) We express no opinion on the enforcement in Hong Kong of any judgment obtained against the Company in the PRC or any other jurisdiction outside Hong Kong.

(k) To the extent that interest may be charged under the Transaction Documents, enforcement may be limited if the effective rate of interest charged is usurious or if the transaction is considered extortionate under the Money Lenders Ordinance (Cap.163 of the laws of Hong Kong).

(l) On July 1, 1997, Hong Kong became the Hong Kong Special Administrative Region of the PRC. On April 4, 1990, the National People's Congress (the "NPC") of the PRC adopted the Basic Law of Hong Kong (the "Basic Law"). Under Article 8 of the Basic Law, the laws of Hong Kong in force at June 30, 1997 (including the common law, rules of equity, ordinances, subordinate legislation and customary law) shall be maintained, except for any that contravene the Basic Law and subject to any amendment by the legislature of Hong Kong. Under Article 160 of the Basic Law, the laws of Hong Kong in force at June 30, 1997 shall be adopted as laws of Hong Kong unless they are declared by the Standing Committee of the NPC (the "Standing Committee") to be in contravention of the Basic Law, and if any such laws are later discovered to be in contravention of the Basic Law, they shall be amended or cease to have force in accordance with the procedure prescribed by the Basic Law.

(m) On February 23, 1997, the Standing Committee adopted a decision (the "Decision") on the treatment of laws previously in force in Hong Kong. Under paragraph 1 of the Decision, the Standing Committee decided that the laws previously in force in Hong Kong which include the common law, rules of equity, ordinances, subsidiary legislation and customary law, except for those which contravene the Basic Law are to be adopted as the laws of Hong Kong. Under paragraph 2 of the Decision, the Standing Committee decided that the ordinances and subsidiary legislation set out in Annex 1 to the Decision which are in contravention of the Basic Law are not to be adopted as the laws of Hong Kong. One of the ordinances set out in that Annex is the Application of English Law Ordinance (Cap.88) (the "English Law Ordinance"). The English Law Ordinance applied the common law and rules of equity of England to Hong Kong. We have assumed in giving these opinions that the effect of paragraph 2 of the Decision, insofar as it relates to the English Law Ordinance, is to repeal the English Law Ordinance prospectively and that the common law and rules of equity of England which applied in Hong Kong on June 30, 1997, continue to apply, subject to their subsequent independent development which will rest primarily with the courts of Hong Kong which are empowered by the Basic Law to refer to precedents of other common law jurisdictions when adjudicating cases. Such assumption is consistent with the approach taken by the Court of Appeal of Hong Kong in HKSAR v. Ma Wai-Kwan and others on 29 July 1997.

These opinions are strictly limited to the matters stated herein and no inference or conclusion to the contrary should be drawn by any person or entity to whom these opinions are given or


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revealed whether as permitted herein or otherwise and these opinions may not be disclosed to or relied upon by any person or entity except the addressees hereof.



Yours faithfully,
BOUGHTON PETERSON YANG ANDERSON

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                                   Exhibit "A"

                          (a) The Transaction Documents


II.  A. IN RESPECT OF BEIJING CHENHAO XINYE AIR TICKET SERVICE CO. LTD


     1. Loan Agreement (in Chinese) dated 10 September 2003 between Ctrip.com (Hong Kong) Limited and Min Fan;

     2. Exclusive Option Agreement (in Chinese) dated 10 September 2003 between Ctrip.com (Hong Kong) Limited and Min Fan;

     3. Loan Agreement (in Chinese) dated 10 September 2003 between Ctrip.com (Hong Kong) Limited and Qi Ji;

     4. Exclusive Option Agreement (in Chinese) dated 10 September 2003 between Ctrip.com (Hong Kong) Limited and Qi Ji;


     A.   B. In respect of Guangzhou Guangcheng Commercial Service Co. Ltd

     5. Loan Agreement (in Chinese) dated 10 September 2003 between Ctrip.com (Hong Kong) Limited and Min Fan;

     6. Exclusive Option Agreement (in Chinese) dated 10 September 2003 between Ctrip.com (Hong Kong) Limited and Min Fan;

     7. Loan Agreement (in Chinese) dated 10 September 2003 between Ctrip.com (Hong Kong) Limited and Alex Nanyan Zheng;

     8. Exclusive Option Agreement (in Chinese) dated 10 September 2003 between Ctrip.com (Hong Kong) Limited and Alex Nanyan Zheng;

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     C.   IN RESPECT OF SHANGHAI CTRIP COMMERCE CO. LTD

     9. Loan Agreement (in Chinese) dated 10 September 2003 between Ctrip.com (Hong Kong) Limited, Min Fan, Qi Ji

     10. Exclusive Option Agreement (in Chinese) dated 10 September 2003 between Ctrip.com (Hong Kong) Limited and Min Fan; and

     11. Exclusive Option Agreement (in Chinese) dated 10 September 2003 between Ctrip.com (Hong Kong) Limited and Qi Ji.

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                                   Exhibit "B"

                ENGLISH TRANSLATION OF THE TRANSACTION DOCUMENTS


1. Sample Loan Agreement dated 10 September 2003 between Ctrip.com (Hong Kong) Limited and certain other parties; and

2. Sample Exclusive Option Agreement dated 10 September 2003 between Ctrip.com (Hong Kong) Limited and certain other parties.

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                                   Exhibit "C"

Boughton Peterson Yang Anderson, in association with Squire, Sanders and Dempsey, has further advised us that enforcement of a foreign judgment in Hong Kong is subject to the Foreign Judgments (Reciprocal Enforcement) Ordinance (Cap. 319) of the laws of Hong Kong (the "Ordinance") which provides that a final and conclusive judgment of a court specified in an order under the Ordinance against a Hong Kong company for a fixed sum of money and which is enforceable by execution in the specified foreign jurisdiction (other than a sum payable in respect of taxes or like charges, fines or penalties, in respect of any legal proceedings) may be registered in Hong Kong in accordance with the Rules of the High Court of Hong Kong and the provisions of the Ordinance and upon registration would be enforceable in Hong Kong provided it is not subsequently set aside by the courts of Hong Kong. The United States is not a country specified in the orders passed under the Ordinance and therefore any judgment granted by a United States Court would be enforceable in Hong Kong only if it is made the subject of a Hong Kong judgment. A final judgment from a court in the United States may be treated and be sued upon in the courts of Hong Kong as a liquidated sum.